MEMORANDUM


     The First Trust GNMA Reinvestment Income Trust "GRIT",
                     Series 94 and Series 95
                       File No. 333-114692

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of bonds on May 25, 2004 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS


Cover Page     The date of the Trusts have been added.

Page 3         The following information for the Trusts appears:

               The total number of units initially being offered and the initial size of the Trusts.

               The Public Offering Price on the business day prior to the Initial Date of Deposit.

               The estimated long term return and estimated current return (if applicable) to Unit holders as of the business day prior to the Initial Date of Deposit.

               The first distribution and record dates.

Page 5         The   Report  of  Independent  Auditors  has  been
               completed

Page 6 The Statements of Net Assets for each Trust has been completed.

Page 7         The Schedules of Investments have been completed.

Back Cover     The  series number for the Trusts and the date  of
               the Prospectus have been included.


                       THE TRUST AGREEMENT

               The Trust Agreements have been conformed to reflect the execution thereof.


                                   CHAPMAN AND CUTLER LLP

May 25, 2004